Exhibit 99.1

CONTACTS:	Dennis Oates	Ross C. Wilkin	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS ANNOUNCES AN OCCURRENCE

OF A FIRE AT ITS DUNKIRK, NEW YORK FACILITY

BRIDGEVILLE, PA, September 14, 2017 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that it experienced a fire at its Dunkirk, New York facility. The fire originated and was contained within the steel pickling area of the facility. At this time the exact cause of the fire is still being investigated and damages are being assessed. No injuries resulted from the fire. Preliminary cost estimates, net of insurance, are expected to be in the range of $0.03 to $0.06 per share. The Company is in the process of making repairs in order to operate the pickling operation on a limited basis while utilizing outside resources to supplement the operations. The Company does not expect the fire to have a significant impact to our customer order deliveries.

Chairman, President and CEO Dennis Oates commented: “We are grateful that no one was injured during the fire and our sincere thanks go out to the City of Dunkirk firefighters, the West Dunkirk Fire Department and the Chautauqua County Hazmat team for their quick response and their efforts to extinguish the fire in short order and prevent any releases or spills. We have some work in front of us to get the pickling operation back to full operation, however we are determined to do what is necessary to maintain the delivery status of our customer orders.”

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

The Dunkirk, NY facility produces finished bar, rod and wire products primarily for service centers and original equipment manufacturers from semi-finished long products received from the Bridgeville facility and purchased rod.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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